As filed with the U.S. Securities and Exchange Commission on February 28, 2020

Registration No. 333-223605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exterran Corporation*

* And each of the additional registrants listed on the next page

(Exact name of Registrant as specified in its charter)

Delaware	47-3282259
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11000 Equity Drive

Houston, Texas 77041

(281) 836-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Valerie L. Banner

Senior Vice President, General Counsel & Corporate Secretary

Exterran Corporation

11000 Equity Drive

Houston, Texas 77041

(281) 836-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Keith M. Townsend

Zachary L. Cochran

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

(404) 572-4600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TABLE OF CO-REGISTRANTS

	State of Incorporation / Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Exterran Energy Solutions, L.P.	Delaware	1531	75-2344249
EES Finance Corp.	Delaware	1531	not applied for (1)

(1)	Does not have any employees

The address for each additional registrant is 11000 Equity Drive Houston, Texas 77041.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-223605) (the “Registration Statement”), of Exterran Corporation (the “Registrant”), and the co-registrants listed in the table above, is being filed to remove and withdraw from registration all securities registered pursuant to the Registration Statement which remain unissued and unsold. The Registrant has filed a new Registration Statement on Form S-3 due to the fact that the Registrant no longer qualifies as a well-known seasoned issuer (as such term is defined in Rule 405 under the Securities Act) because the worldwide market value of the Registrant’s outstanding common stock held by non-affiliates was less than $700 million during the 60-day period preceding the date it filed its Annual Report on Form 10-K for the year ended December 31, 2019. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to deregister all securities that remain unsold under the Registration Statement and has filed a new Registration Statement on Form S-3 with an EDGAR submission type for a non-automatic shelf registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 28, 2020.

Exterran Corporation

By:	/s/ Valerie L. Banner
Name: Valerie L. Banner
Title: Senior Vice President, General Counsel & Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 28, 2020.

Exterran Energy Solutions, L.P.

By:	Exterran General Holdings LLC, its general partner

	By:	/s/ Valerie L. Banner
Name: Valerie L. Banner
Title: Manager

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 28, 2020.

EES Finance Corp.

By:	/s/ Valerie L. Banner
Name: Valerie L. Banner
Title: Director

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.